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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders of
Bioject Medical Technologies, Inc.

        We consent to the use of our report dated February 7, 2003, with respect to the balance sheets of Bioject Medical Technologies, Inc. as of December 31, 2002 and March 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the nine month transition period ended December 31, 2002 and the year ended March 31, 2002, which report appears in the December 31, 2002 Transition Report on Form 10-K of Bioject Medical Technologies, Inc. incorporated herein by reference.

                      /s/    KPMG LLP

Portland, Oregon
September 4, 2003

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  EXHIBIT 23.1
Consent of Independent Auditors